Exhibit (s)(4)

Calculation of Filing Fee Tables

FORM N-2

(Form Type)

BLACKROCK CORPORATE HIGH YIELD FUND, INC.

(Exact Name of Registrant as Specified in its Charter)

The maximum aggregate amount of common stock being offered pursuant to the Prospectus Supplement dated December 29, 2022 (the “Prospectus Supplement”) and the accompanying Base Prospectus dated February 2, 2022, as supplemented on July 18, 2022 (together with the Prospectus Supplement, the “Prospectus”) is 19,617,280 shares of common stock (the “Offering”). The Prospectus, in the form filed with the Securities and Exchange Commission pursuant to Rule 424(b)(2) under the Securities Act of 1933, as amended, on December 29, 2022, is the final prospectus relating to the Offering.